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                                                                    Exhibit 99.1

NEWS BULLETIN FROM

(COVANSYS(R) LOGO)

FOR FURTHER INFORMATION

INVESTORS:                              MEDIA:
James Trouba                            Dorothy Chisholm
Tel: (248) 848-2267                     Tel: (248) 848-2283
jtrouba@covansys.com                    dchisholm@covansys.com

NOT FOR IMMEDIATE RELEASE

                      COVANSYS ANNOUNCES PRELIMINARY THIRD
                          QUARTER FINANCIAL INFORMATION

                        ACCOUNTING POLICY REVIEW ONGOING

FARMINGTON HILLS, MI, November 14, 2006 -- Covansys Corporation (Nasdaq: CVNS), a global consulting and technology services company, today announced preliminary financial information for the third quarter ended September 30, 2006.

The company also announced that its reassessment of certain of its revenue recognition-related accounting policies is ongoing. As previously announced, the review was undertaken at the request of the company's independent auditors and relates to certain fixed-price and multiple element contracts, most of which were divested as part of the sale of the company's state and local government business during the second quarter of 2006. As a result of this ongoing review, the company will be unable to timely file its Quarterly Report on Form 10-Q for the third quarter.

As part of the reassessment, the company has reviewed the accounting methodology applied to its current portfolio of commercial sector contracts and remaining public sector contracts. The company announced that this portion of the review is substantially complete and believes that the results of its ongoing accounting policy reassessment will not materially affect its current period operating results.

Although it will not be able to finalize its third quarter results until the ongoing accounting policy reassessment is complete, the company provided the following preliminary financial information for the third quarter of 2006:

-     Revenue of $112.5 million;

-     Gross profit of $32.3 million;

-     Income from operations of $15.0 million;

-     Net income of $.30 per share;


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-     The repurchase of approximately 653,000 shares of Covansys common stock during the quarter at a total cost of $10.5 million;

- Cash and short-term investments of $102.1 million as of September 30, 2006, compared with $114.6 million at the end of the second quarter of 2006--due in part to the company's repurchase of its common stock;

- An increase in total headcount in the third quarter to 8,400, up from approximately 8,000 consultants and employees at the end of the second quarter; and

- Cash from operations of $17.9 million for the nine months ended September 30, 2006.

The foregoing preliminary operating results were prepared based on the consistent application of the company's historical accounting policies. The company cautioned that final third quarter results may differ materially from this preliminary financial information.

Domestic utilization was 85.9% in the third quarter of 2006, up from 85% in the third quarter of 2005 and down from 87.7% last quarter. Utilization in India was 80.3% for the third quarter, up from 75.2% in the third quarter of 2005 and 78.1% in the second quarter of 2006.

James S. Trouba, Chief Financial Officer of Covansys, said, "We appreciate the patience of our investors as we continue our reassessment process. The accounting rules regarding the fixed-price and multiple element arrangement contracts are complex. While we and our auditors are reassessing our accounting policies for these contracts, it is important to highlight that our business fundamentals are strong, our operations remain profitable and we do not expect our balance sheet to be materially impacted by the outcome of this reassessment. We look forward to resolving this historical accounting matter as expeditiously as possible and to continuing our successful initiatives to enhance margins, expand our operations and create additional value for all Covansys shareholders."

ABOUT COVANSYS
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, Covansys now has more than 8,400 consultants and employees worldwide. Covansys was one of the first U.S.- based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly-owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. For more information visit: http://www.covansys.com.



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SAFE HARBOR STATEMENT
Certain statements in this press release are "forward-looking statements" under the federal securities laws. These forward looking statements are subject to a number of substantial risks and uncertainties and may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include internal control weaknesses, costs, effects and risk related to the outcome and possible further delays associated with the company's ongoing process to reassess certain of its accounting policies, adverse effects of litigation or regulatory actions arising from the company's failure to timely file its third quarter Form 10-Q including possible delisting of the company's securities from the Nasdaq National Market, variability of operating results, failure to recruit, train and retain skilled IT professionals, impact of changes in estimates on fixed-price projects, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the company to negotiate contract renewals at comparable terms, limited protection of intellectual property rights, infringement by our services on the property rights of others, legal liability and damage to our professional reputation from claims made against our work, and risks related to merger, acquisition and strategic investment strategy. You should not place undue reliance on any forward-looking statements contained herein. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances or for any other reason.

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